Important Notice Regarding the Availability of Materials

INGERSOLL-RAND PLC

Ingersoll Rand

INGERSOLL-RAND PLC
170/175 LAKEVIEW DR.
AIRSIDE BUSINESS PARK
SWORDS, CO. DUBLIN
IRELAND

You are receiving this communication because you hold securities in Ingersoll-Rand plc. Ingersoll-Rand plc has released informational materials regarding its spin-off of its commercial and residential security businesses ("Allegion plc") that are now available for your review ("Spin-off Materials"). **This notice provides instructions on how to access those Spin-off Materials for informational purposes only. It is not a form for voting and presents only an overview of the Spin-off Materials, which contain important information and are available, free of charge, on the Internet or by Mail. We encourage you to access and review closely the Spin-off Materials.**

To effect the spin-off, the ordinary shares of Allegion plc will be distributed on a pro rata basis to the holders of Ingersoll-Rand plc ordinary shares. Following the distribution, which will be effective as of [Time], New York City time, on [Date], Allegion plc will be an independent, publicly traded company. Ingersoll-Rand plc is not soliciting proxy or consent from shareholders in connection with the spin-off.

The Spin-off Materials consist of the Information Statement that Allegion plc has prepared in connection with the spin-off. You may view the materials online at *www.materialnotice.com* and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

THIS NOTICE WILL ENABLE YOU TO ACCESS
MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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